UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2009

iDcentrix, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51263	20-4650531
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

360 Main Street Washington, VA		22747
(Address of Principal Executive Office)		(Zip Code)

540-675-3149
(Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On October 23, 2009, iDcentrix, Inc. (the “Company”) entered into a material definitive agreement with Belmont Partners, LLC by which Belmont acquired a total of thirty-six million six hundred eighty-eight thousand eight hundred (36,688,800) shares of the Company’s common stock.   The transaction closed on October 28, 2009.  Following the transaction, Belmont Partners, LLC controls approximately 53.81% of the Company’s outstanding capital stock.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 20, 2009, Paul Gifford and Bruce Morris tendered their resignations from the Company’s Board of Directors.  On October 21, 2009, David E. Fractor and Michael S. Harris tendered their resignations from the Company’s Board of Directors as well as all other positions formerly held in the Company.  On October 28, 2009, Francine Dubois tendered his resignation from the positions of President and Chief Executive Officer of the Company.  These resignations were in no way the result of any dispute, claim, or issue with the Company or its management.

On October 28, 2009, a special meeting of the Board of Directors was held during which Joseph Meuse, a Director of the Company, was appointed to the offices of President and Secretary of the Company.  His appointments were approved by a majority of the Company’s shareholders through written consent in lieu of a special meeting.

Set forth below is certain biographical information regarding the new Officer:

Appointment of Joseph Meuse:  Director, President and Secretary of the Company.

Joseph Meuse, age 39, resides in Warrenton, VA.  Mr. Meuse has been involved with corporate restructuring since 1995.  He is the Managing Member of Belmont Partners, LLC and was previously a Managing Partner of Castle Capital Partners. Additionally, Mr. Meuse maintains a position as a Board Member of numerous public companies.  Mr. Meuse attended the College of William and Mary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iDcentrix, Inc.
(Registrant)

Date:	/s/Joseph Meuse
*Signature

Director, President and Secretary
Title